Exhibit 99.5

JOINT FILING AGREEMENT

AGREEMENT dated as of August 7, 2020, by and among Cynthia Management Corporation, a Cayman Islands company, Jinlong Liu and Jianmin Yu (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of ordinary shares, no par value, as of July 28, 2020, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: August 7, 2020	CYNTHIA MANAGEMENT CORPORATION

	By:	/s/ Jianmin Yu
Name: Jianmin Yu
Title: Managing Member

Date: August 7, 2020	/s/ Jianmin Yu
Jianmin Yu

Date: August 7, 2020	/s/ Jinlong Liu
Jinlong Liu